EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TIMIOS NATIONAL CORPORATION

ENTERS INTO AGREEMENT WITH INSTITUTIONAL INVESTOR
TO

LIMIT ECONOMICS AND VOTING CONTROL

Seeks to Protect Net Operating Tax Loss Carryforwards

ARLINGTON, VA — May  23, 2013 — Timios National Corporation (“Timios”), a national provider of real estate services to banks, financial institutions and mortgage lenders announced that it has entered into a transaction with its institutional investor, Yorkville Global Investments,  L.P. (“Yorkville”), that will give Timios the ability to limit Yorkville’s economics and voting control and preserve the value of its federal net operating loss tax carryforwards (“NOL’s”).

As part of the transaction, Timios and Yorkville have entered into a loan and collar arrangement (“Loan and Collar Arrangement”) in which Timios loaned Yorkville $500,000, secured by 253,434 shares of Series J Preferred held by Yorkville (833,333 common shares as converted). The loan bears interest at 1.09% per annum and matures in 4 years, unless earlier accelerated by Timios. As part of the Loan and Collar Arrangement, Timios will retain the economics of the secured Series J Preferred shares below $.60 per share or greater than $.78 per share, on an as-converted basis. Yorkville has also agreed to give the Company the right over a 6 month period to advance additional sums, not less than $3,274,000, under the same terms and secured by the remaining shares of Series J Preferred held by them. During the 6 month period, Yorkville has also agreed not to sell, transfer or convert any of its Series J Preferred shares in an amount greater than 250,000 common shares, on an as-converted basis.

The transaction with Yorkville was structured in order to preserve the value of Company’s NOLs  under Section 382 of the Internal Revenue Code . United States federal income tax rules and Section 382 of the Internal Revenue Code in particular, could substantially limit the use of net operating losses and other tax assets if Timios experiences an “ownership change” (as defined in Section 382 of the Internal Revenue

Code). In general, an ownership change occurs if there is a cumulative change in the ownership of Timios by “5 percent shareholders” that increases by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years on a rolling basis. As of March 31, 2013, Timios had an NOL carryforward of approximately $46.7 million.

“These transactions accomplish a number of objectives for Timios. They give Timios the ability over the next 6 months to further limit Yorkville’s voting control to 9.9% as well as its economic benefits and they should protect Company’s valuable tax assets by reducing the likelihood of an ownership change under technical IRS rules,” said C. Thomas McMillen, the Company’s Chairman and Chief Executive Officer

About Timios National Corporation

Timios National Corporation is a company engaged in the strategic acquisition, development, and consolidation of real estate service businesses. The company is focused on creating long-term value by taking controlling interest and developing its subsidiary companies through superior operations and management. Former Maryland Congressman C. Thomas McMillen, who served three consecutive terms in the U.S. House of Representatives from the 4th Congressional District of Maryland, heads the company.

Timios National Corporation operates businesses that provide real estate products and service solutions, growing organically and by acquisitions. The company is targeting emerging companies that are generating revenues but face challenges in scaling their businesses to capitalize on growth opportunities.

Timios National Corporation’s portfolio of companies includes:

Fiducia Real Estate Services, Inc. (“FRES”) is a holding company that provides real estate products and services through its three wholly-owned subsidiaries: Timios, Inc. Timios Appraisal Management, Inc. and Default Servicing USA, Inc.

Timios, Inc. (“Timios”) is a national title and escrow company licensed to conduct business in forty states and the District of Columbia. The company provides various products and services to banks, direct mortgage companies and mortgage servicing companies through utilizing advanced technology in a paperless operating system. For more information about Timios, please visit www.timios.com.

Timios Appraisal Management, Inc. (“TAM”) is a national appraisal management company providing property valuation services to banks, mortgage companies, portfolio managers and investors.  TAM manages a national network of appraisers and utilizes advanced technology to deliver quality controlled products in a paperless environment.  For more information about TAM, please visit www.timios.com.

Default Servicing USA, Inc.. (“DSUSA”) is national asset management company providing a full range of services in the real estate owned (REO) industry to banks, financial institutions, investors and mortgage companies. DSUSA manages the disposition of REO properties from eviction to closing of the sale, ensuring the highest return on value through utilizing advanced technology in a paperless environment. For more information about DSUSA, please visit www.timios.com.

For more information about Timios National Corporation, visit www.timios.com.

Forward-Looking Statement

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future activities, performance, events or developments, are forward-looking statements. Although HOMS believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results or developments may differ materially from those in the forward-looking statements.

Contact:

Timios National Corporation

Ross English (469) 774-1491

InvestorRelations@timios.com